STADION INVESTMENT TRUST
AMENDMENT TO THE
CUSTODY AGREEMENT

THIS AMENDMENT, effective as of the 25th day of July, 2017 to the Custody Agreement dated as of June 1, 2007, as amended (the “Custody Agreement”) is entered into by and between STADION INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the Parties have entered into the Custody Agreement;

WHEREAS, the parties desire to amend the Custody Agreement to update the name of the funds and remove funds; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both party.

NOW THEREFORE, the parties agree as follows:

Amended Exhibit C to the Custody Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STADION INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/Judson Doherty	By:	/s/ Michael l. Ceccato
Name:	Judson Doherty	Name:	Michael l. Ceccato
Title:	President	Title:	Senior Vice Presidet

AMENDED EXHIBIT C
to the
Custody Agreement

Separate Series of Stadion Investment Trust

Name of Series
Stadion Tactical Growth Fund
Stadion Tactical Defensive Fund
Stadion Trilogy Alternative Return Fund
Stadion Alternative Income Fund